EX-99.B1-tkartsup

                             ARTICLES OF AMENDMENT
                                       OF
                             TMK/UNITED FUNDS, INC.

     The Board of Directors of TMK/United Funds, Inc., (the "Corporation") at the Board of Directors meeting of the Corporation on May 13, 1998 adopted a resolution amending Article SECOND of the Corporation's Articles of Incorporation.

     There is no stock outstanding or subscribed for entitled to be voted on this Amendment.

     As amended, Article SECOND of the Corporation's Articles of Incorporation shall read as follows:

     SECOND: The name of the Corporation is Target/United Funds, Inc., hereinafter called the "Corporation".

IN WITNESS WHEREOF, Target/United Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on May 13, 1998.


                         Target/United Funds, Inc.


                         By:
                                Sharon K. Pappas, Vice President

Witness (ATTEST)


By:
      Kristen Richards, Assistant Secretary

     THE UNDERSIGNED, Vice President of Target/United Funds, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation and further certifies, that to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.


                         By:
                                Sharon K. Pappas, Vice President